Exhibit 99.1

FOR IMMEDIATE RELEASE

                            Contacts: Karen George, for MTI
                                      562-283-2083
                                      karen@accessm3.com

                                      Rick Lacroix, EMC
                                      508-293-7261
                                      lacroix_rick@emc.com

                        EMC and MTI Sign Global Agreement

                     MTI Will Sell and Service EMC Automated
                     Networked Storage Systems and Software

Hopkinton, Mass., and Tustin, Calif., April 7, 2003 -- EMC Corporation (NYSE:
EMC) and MTI Technology Corp. (Nasdaq: MTIC) today announced a global agreement whereby MTI will sell the complete line of EMC Automated Networked Storage(TM) systems and software. In addition, MTI becomes a member of the EMC Authorized Services Network and will provide end-to-end service for the CLARiiON(R) family. Under this agreement, EMC will be MTI's exclusive disk-based storage systems supplier.

      The agreement will enable MTI to provide best in class storage solutions from their partnerships with leading disk, tape and software manufacturers. MTI is a leader in delivering high-availability storage solutions, offering a comprehensive suite of professional services, which include consulting, design, implementing and servicing enterprise and midrange storage solutions.

      Under the terms of the agreement, MTI will combine its core services capabilities - including storage networking assessment, installation, resource management and enhanced data protection - with EMC's leading Symmetrix(R) and CLARiiON networked storage systems and platform-based software, Celerra(TM) Network Servers, Centera(TM) CAS (content addressed storage) systems and the Connectrix(TM) family of directors and switches. In addition, MTI will offer EMC's open management, infrastructure and protection software to help customers reduce management costs and complexity and lower total cost of ownership. MTI will also continue to fully support and service all existing products for its own installed customer base.

      "We looked closely at the leading storage offerings in the marketplace, and it was clear that no company offered as comprehensive an offering as EMC, both in hardware and software," said Thomas P. Raimondi, MTI's President and CEO. "The combination of MTI's world-class services organization and EMC's leading solutions will provide compelling total-cost-of-ownership value for our customers. The breadth and depth of EMC's product line will enable us to offer our customers the broadest set of storage solutions."

      The two companies forged the relationship to leverage EMC's technology leadership and MTI's more than 20 years of storage technology expertise and an industry-wide reputation for unsurpassed service and the ability to satisfy customer storage and enhanced data protection needs.

      Frank Hauck, EMC's Executive Vice President of Customer Operations, added, "EMC and MTI are among the few companies dedicated entirely to storage. MTI offers a wide range of leading storage services expertise and can offer customers end-to-end solutions from design to training to post-sale services. With access to the most complete product lineup in the storage industry they can offer value-added solutions that scale from entry-level SANs to full enterprise networks. Their decision to partner with EMC came after surveying the entire storage marketplace for platforms that would enable MTI to deliver the most choice, functionality and value to customers."

      One of those customers is The Hartz Mountain Corporation, one of the nation's largest privately held real estate owners/developers, whose Director of Information Technology, Jeremy Kahn, welcomes the agreement. "We get the benefit of MTI's formidable expertise in designing high-availability systems, implementing those systems and then, most importantly, maintaining those systems. They are truly a turnkey solutions provider, bringing together technology from the best names in the industry, such as Veritas, Brocade, FalconStor, and now EMC. MTI is our complete data storage provider."

About EMC

EMC Corporation is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions that enable organizations of all sizes to better and more cost-effectively manage, protect and share their information. More information about EMC's products and services can be found at www.EMC.com.

About MTI

MTI's mission as a global solutions provider is to deliver superior business value to its customers in support of their data storage and enhanced data protection needs. MTI has more than 20 years of experience in delivering a full range of storage solutions - including design, engineering, professional services and third-party maintenance - from midrange to Global 2000 customers. MTI is a premier systems integrator focusing on providing end-to-end business solutions in the storage marketplace. Headquartered in Tustin, Calif., MTI may be reached by telephone at 800-999-9MTI (toll free) or 714-481-7800, or by fax at 714-481-4147. Web address is www.mti.com.

                                      # # #

EMC, Symmetrix and CLARiiON are registered trademarks and EMC Automated Networked Storage, Celerra, Centera and Connectrix are trademarks of EMC Corporation. MTI is a registered trademark of MTI Technology Corp.

This press release includes forward-looking statements that involve risks and uncertainties, including but not limited to the success of MTI, its management, the new commercial relationship between MTI and EMC, and EMC's CLARiiON, Symmetrix, Celerra, Centera and Connectrix product offerings and solutions, and there can be no assurance of such success. As a result, actual results may differ materially from those described in any forward-looking statement. Important factors that may cause actual results to differ include competition, evolving technology, and the economy and other world events. Other important factors are set forth in MTI's and EMC's periodic filings with the U.S. Securities and Exchange Commission, including MTI's Form 10-K for the year ended April 6, 2002 and EMC's Form 10-K for the 2002 fiscal year.